Exhibit 99.1

MidCap Financial Investment Corporation Completes Mergers with

Apollo Senior Floating Rate Fund Inc. and Apollo Tactical Income Fund Inc.

MFIC Declares Special Distribution of $0.20 Per Share in Connection with Mergers

New York, NY — July 22, 2024 — MidCap Financial Investment Corporation (NASDAQ: MFIC) today announced that it has completed its previously announced mergers with Apollo Senior Floating Rate Fund Inc. (NYSE: AFT) and Apollo Tactical Income Fund Inc. (NYSE: AIF) (AFT and AIF, together, the “CEFs”). The combined company will operate as MidCap Financial Investment Corporation and will continue to trade on the Nasdaq Global Select Market under the ticker symbol “MFIC.”

In connection with the closing of the mergers, former AFT stockholders will receive 0.9547 shares of MFIC common stock for each share of AFT common stock they held prior to the closing based on the final exchange ratio, subject to adjustments for cash payable in lieu of fractional shares. In addition, former AIF stockholders will receive 0.9441 shares of MFIC common stock for each share of AIF common stock they held prior to the closing based on the final exchange ratio, subject to adjustments for cash payable in lieu of fractional shares.

The final exchange ratios were based on MFIC’s net asset value (“NAV”) per share of $15.43, AFT’s NAV per share of $14.73, and AIF’s NAV per share of $14.57, each calculated as of July 19, 2024. As of June 30, 2024, MFIC’s NAV per share was $15.38, AFT’s NAV per share was $14.89, and AIF’s NAV per share was $14.77. MFIC’s NAV per share as of June 30, 2024 reflects net investment income of $0.45 per share for the June quarter and certain adjustments to the fair value of its investment portfolio. The change in MFIC’s NAV per share between June 30, 2024 and July 19, 2024 was primarily the result of the accrual of net income. The change in the CEFs’ NAVs per share between June 30, 2024 and July 19, 2024 was primarily the result of the accrual of net income and the pre-merger distributions that were declared and paid to their respective stockholders. As a result of the mergers, legacy MFIC stockholders, former AFT stockholders, and former AIF stockholders own approximately 69.6%, 15.8%, and 14.6%, respectively, of the combined company. Each merger is expected to qualify as a tax-free reorganization for federal tax purposes.

Certain financial highlights for the combined company as of the closing of the mergers include:

Investments, at fair value:	$3.07 billion
Net assets:	$1.45 billion	[1]
Net leverage ratio:	1.13x	[1,2]
Common shares outstanding:	93.8 million	[1,3]
% of total investments on non-accrual status, at amortized cost / at fair value:	2.3%/1.8%	[4]

[1]	Subject to adjustments for cash payable to former AFT and AIF stockholders in lieu of fractional shares.
[2]

MFIC’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

[3]	As of result of the mergers, MFIC issued approximately 28.5 million shares of common stock to former AFT and AIF stockholders.
[4]	As of the closing of the mergers, 11 companies were on non-accrual status, including 6 companies acquired from the CEF’s portfolios.

Financial highlights presented above exclude any impact from purchase accounting adjustments.

In connection with the closing of the mergers, on July 21, 2024, MFIC’s Board of Directors declared a distribution of $0.20 per share, to be payable on August 15, 2024, to MFIC stockholders of record as of August 5, 2024.

In connection with the mergers, Lazard served as financial advisor and Proskauer Rose LLP as legal counsel to the special committee of MFIC. Keefe, Bruyette & Woods Inc., A Stifel Company, served as financial advisor and Dechert LLP as legal counsel to the special committees of the CEFs. Simpson Thacher & Bartlett LLP served as legal counsel to MFIC, AFT and AIF with respect to the mergers.

About MidCap Financial Investment Corporation

MidCap Financial Investment Corporation (NASDAQ: MFIC) is a closed-end, externally managed, diversified management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). For tax purposes, MFIC has elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). MFIC is externally managed by Apollo Investment Management, L.P. (the “MFIC Adviser”), an affiliate of Apollo Global Management, Inc. and its consolidated subsidiaries (“Apollo”), a high-growth global alternative asset manager. MFIC’s investment objective is to generate current income and, to a lesser extent, long-term capital appreciation. MFIC primarily invests in directly originated and privately negotiated first lien senior secured loans to privately held U.S. middle-market companies, which MFIC generally defines as companies with less than $75 million in EBITDA, as may be adjusted for market disruptions, mergers and acquisitions-related charges and synergies, and other items. To a lesser extent, MFIC may invest in other types of securities including, first lien unitranche, second lien senior secured, unsecured, subordinated, and mezzanine loans, and equities in both private and public middle market companies. For more information, please visit www.midcapfinancialic.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition or the mergers of AFT and AIF with and into MFIC (the “Mergers”). The forward-looking statements may include statements as to: future operating results of MFIC as the combined company following the Mergers, and distribution projections; business prospects of MFIC as the combined company following the Mergers and the prospects of its portfolio companies; and the impact of the investments that MFIC as the combined company following the Mergers expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including those set forth in the “Special Note Regarding Forward-Looking Statements” section in our registration statement on Form N-14 (333-275640) previously filed with the Securities and Exchange Commission (the “SEC”). MFIC has based the forward-looking statements included in this press release on information available to it on the date hereof, and MFIC assumes no obligation to update any such forward-looking statements. Although MFIC undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that MFIC in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contact

Elizabeth Besen

Investor Relations Manager for MFIC

212.822.0625

ebesen@apollo.com

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